Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON SELECTS NEW INDEPENDENT AUDITORS

Virchow Krause & Company to Replace KPMG

ST.  PAUL, Minn. — August 25, 2005 — IntriCon Corporation (AMEX: IIN) today announced that its audit committee selected Virchow Krause & Company, LLP to replace KPMG LLP as the company’s independent auditors, effective immediately. Virchow Krause is the nation’s 13th largest certified public accounting and consulting firm according to Public Accounting Report’s “Top 100 of 2004.”

        “We’re grateful for KPMG’s years of service to the company,” said William J. Kullback, IntriCon’s chief financial officer. “KPMG is not resigning this business, nor does our appointment of Virchow Krause stem from any disagreement or dissatisfaction with KPMG. Like many other small companies, it makes sense for us to move to a regional audit firm with a structure and capability that matches our current needs. This move will result in immediate cost savings for IntriCon.”

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon, formerly Selas Corporation of America, designs, develops, engineers and manufactures microminiaturized medical and electronic products. The company supplies microminiaturized components, systems and molded plastic parts, primarily to the hearing instrument manufacturing industry, as well as the computer, government, electronics, telecommunications and medical equipment industries. The company has facilities in the United States, Asia and Europe. IntriCon common stock trades under the symbol “IIN” on the American Stock Exchange. The company’s Web site address is www.intricon.com.

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IntriCon Corporation
August 25, 2005

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements include, without limitation, statements concerning future growth, future improved financial performance, emerging prospects and the positioning of the company to compete in chosen markets. These forward-looking statements are affected by known and unknown risks, uncertainties and other factors that are, in some cases beyond the Company’s control, and may cause the Company’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, the risk that the Company may not be able to achieve its long-term strategy, weakening demand for products of the Company due to general economic conditions, possible non-performance of developing technological products, the volume and timing of orders received by the Company, changes in the mix of products sold, competitive pricing pressures, availability of electronic components for the Company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the Company, foreign currency risks arising from the Company’s foreign operations, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2004. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
William J. Kullback, CFO	Marian Briggs/Matt Sullivan
651-604-9638	612-455-1700
bkullback@intricon.com	mbriggs@psbpr.com / msullivan@psbpr.com

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